CERTIFICATE OF DESIGNATION

                                       OF

                10% SENIOR REDEEMABLE CONVERTIBLE PREFERRED STOCK

                                       OF

                                DUNE ENERGY, INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

      DUNE ENERGY, INC., a Delaware corporation (the "COMPANY"), does hereby certify that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of Article Fourth of the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time (the "CERTIFICATE OF INCORPORATION"), and pursuant to Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors (the "BOARD OF DIRECTORS") by resolution adopted on May 1, 2007, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

      RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors hereby creates a series of preferred stock of the Company and hereby states that the powers, designations, preferences and relative, participating, optional or other special rights of which, and qualifications, limitations or restrictions thereof, shall be as follows:

      (1) Designation and Amount. There shall be created from the 1,000,000 shares of preferred stock, par value $.001 per share, of the Company authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, designated as the "10% Senior Redeemable Convertible Preferred Stock," par value $.001 per share (the "REDEEMABLE CONVERTIBLE PREFERRED STOCK"), and the number of shares of such series shall be 750,000. Such number of shares may be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Redeemable Convertible Preferred Stock to a number less than that of the shares of Redeemable Convertible Preferred Stock then outstanding plus the number of shares potentially issuable as dividend payments on the Redeemable Convertible Preferred Stock pursuant to Section 3 of this Certificate of Designations.

      (2) Ranking. The Redeemable Convertible Preferred Stock will, with respect to both dividend rights and rights upon the liquidation, winding-up or dissolution of the Company rank (i) senior to all Junior Stock, (ii) on a parity with all Parity Stock and (iii) junior to all Senior Stock.


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

      (3)   Dividends.

      (a) The holders of shares of outstanding Redeemable Convertible Preferred Stock shall be entitled, when, as and if declared by the Board of Directors, to receive cumulative dividends at the rate per annum of 10% per share on the Liquidation Preference (equivalent to $100 per annum per share), subject to adjustment as provided herein, payable quarterly in arrears (the "DIVIDEND RATE"). Dividends payable for each full Dividend Period will be computed by dividing the Dividend Rate by four and shall be payable in arrears on each Dividend Payment Date for the Dividend Period ending immediately prior to such Dividend Payment Date, to the holders of record of Redeemable Convertible Preferred Stock at the close of business on the Record Date applicable to such Dividend Payment Date. Such dividends shall be cumulative from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date (whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends) and shall accrue on a day-to-day basis, whether or not earned or declared, from and after the Issue Date. Dividends payable for any partial Dividend Period, including the initial Dividend Period ending immediately prior to September 1, 2007, shall be computed on the basis of days elapsed over a 360-day year consisting of twelve 30-day months. Accumulations of dividends on shares of Redeemable Convertible Preferred Stock shall not bear interest. The initial dividend on the Redeemable Convertible Preferred Stock for the first Dividend Period, commencing on the Issue Date (assuming an Issue Date of May 15, 2007 and a then-applicable Dividend Rate of 10% per annum), will be $29.44 per share, subject to adjustment as provided for herein, and will be payable, when, as and if declared, on September 1, 2007. Each subsequent quarterly dividend on the Redeemable Convertible Preferred Stock, when, as and if declared, will be $25.00 per share, subject to adjustment as provided for herein.

      (b) No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Redeemable Convertible Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid or declared and a sufficient sum or number of shares of Redeemable Convertible Preferred Stock or Common Stock, if permitted under Section 3A, has been set apart for the payment of such dividend upon all outstanding shares of Redeemable Convertible Preferred Stock.

      (c) Holders of shares of Redeemable Convertible Preferred Stock shall not be entitled to any dividends on the Redeemable Convertible Preferred Stock, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Redeemable Convertible Preferred Stock which may be in arrears.


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

      (3A)  Method of Payment of Dividends.

      (a) Subject to the restrictions set forth herein, dividends on the Redeemable Convertible Preferred Stock may be paid, as determined in the Company's sole discretion:

            (i)   in cash;

            (ii)  by delivery of shares of Redeemable Convertible Preferred
                  Stock;

            (iii) by delivery of shares of Common Stock, provided that (A) the
                  Volume Weighted Average Price per share of Common Stock for the 15 Trading Days immediately prior to the applicable Dividend Payment Date equals or exceeds $2.50, or $1.75 in the event the Conversion Price is reset in accordance with Section 15(d), or $1.40 in the event that the Conversion Price is reset in accordance with Section 15(d) and the Company fails to redeem shares of Redeemable Convertible Preferred Stock resulting in a further adjustment to the Conversion Price in accordance with Section 15(e), and (B) the Company provides written notice to the Holders, either by mail, facsimile, press release or other publication, 10 Trading Days prior to the applicable Record Date, of its intention, subject to the condition set form in clause (A) above, to pay the dividends payable on such Dividend Payment Date in shares of Common Stock; or

            (iv) through any combination of cash, shares of our Redeemable Convertible Preferred Stock and/or Common Stock (subject to the satisfaction of the conditions set forth in Section
                  (3A)(a)(iii)).

      (b) Shares of Redeemable Convertible Preferred Stock issued in payment or partial payment of a dividend shall be valued at the Liquidation Preference. Shares of Common Stock issued in payment or partial payment of a dividend shall be valued for such purpose at 97% of the Market Value at the time of such payment.

      (c) Dividend payments on the Redeemable Convertible Preferred Stock shall be made in cash, except to the extent the Company elects to make all or any portion of such payment in shares of Redeemable Convertible Preferred Stock and/or shares of Common Stock by giving notice to Holders of such election and the portion of such payment that will be made in cash, the portion of such payment that will be made in Redeemable Convertible Preferred Stock and the portion of such payment that will be made in Common Stock, 10 Trading Days prior to the Record Date for such dividend.

      (d) No fractional shares of Redeemable Preferred Stock or Common Stock will be delivered to Holders in payment or partial payment of a dividend. A cash adjustment will be paid to each Holder that would otherwise be entitled to a fraction of a share of Redeemable Convertible Preferred Stock or Common Stock. Any portion of any such payment that is declared and not paid through the delivery of Redeemable Convertible Preferred Stock or Common Stock will be paid


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

            in cash based on the Liquidation Preference, in the case of a fractional share of Redeemable Convertible Preferred Stock, or the Closing Price on the Trading Day immediately preceding the Dividend Payment Date, in the case of a fractional share of Common Stock; provided, however, in the event that the Company is not permitted by the terms of any outstanding Indebtedness to pay the amount required under this Section (3A)(d) in cash, the Company will (i) in the case of dividends paid in shares of Common Stock, deliver one share of Common Stock in lieu of delivery of a fractional share of Common Stock; and (ii) in the case of dividends paid in shares of Redeemable Convertible Preferred Stock, deliver shares of Common Stock, valued at 97% of the Market Value at the time of such payment, in lieu of delivery of a fractional share of Redeemable Convertible Preferred Stock, and will deliver one share of Common Stock in lieu of delivery of any resulting fractional share of Common Stock.

      (e) To the extent that the Company determines that a Shelf Registration Statement is required in connection with the issuance of, or for resales of, Common Stock or Redeemable Convertible Preferred Stock, or both, issued as payment of a dividend, including dividends paid in connection with a conversion of the Redeemable Convertible Preferred Stock, the Company will use its reasonable best efforts to file and maintain the effectiveness of such a Shelf Registration Statement until such time as all such shares of Common Stock and Redeemable Convertible Preferred Stock have been resold thereunder.

      (4)   Payment Restrictions.

            (a) Unless all accrued, cumulated and unpaid dividends on the Redeemable Convertible Preferred Stock for all prior Dividend Periods shall have been paid in full, or shall have been declared and a sum of cash or number of shares of Common Stock or Redeemable Convertible Preferred Stock sufficient for the payment thereof set aside, the Company may not:

                        (i) declare or pay any dividend or make any distribution
                            of assets on any Junior Stock, other than dividends or distributions in the form of Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution;

                        (ii) redeem, purchase or otherwise acquire any shares of
                             Junior Stock or pay or make any monies available for a sinking fund for such shares of Junior
                             Stock, other than (A) upon conversion or exchange for other Junior Stock or (B) the purchase for cash of fractional interests in shares of any Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock;

                        (iii) declare or pay any dividend or make any
                              distribution of assets on any shares of Parity Stock, other than dividends or distributions in the form of Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution; or


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

                        (iv) redeem, purchase or otherwise acquire any shares of
                             Parity Stock, except upon conversion into or exchange for other Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such conversion or exchange; provided, however, that in the case of a redemption, purchase or other acquisition of Parity Stock upon conversion into or exchange for shares of other Parity Stock (A) the aggregate amount of the Liquidation Preference of such other Parity Stock does not exceed the aggregate amount of the liquidation preference, plus accrued, cumulated and unpaid dividends, of the shares of Parity Stock that are converted into or exchanged for such shares of other Parity Stock, (B) the aggregate number of shares of Common Stock issuable upon conversion, redemption or exchange of such other Parity Stock does not exceed the aggregate number of shares of Common Stock issuable upon conversion, redemption or exchange of the shares of Parity Stock that are converted into or exchanged for such shares of other Parity Stock and (C) such other shares of other Parity Stock contain terms and conditions (including, without limitation, with respect to the payment of dividends, dividend rates, liquidation preferences, voting and representation rights, payment restrictions, anti-dilution rights, change of control rights, covenants, remedies and conversion and redemption rights) that are not in the good faith judgment of the Board of Directors materially less favorable, taken as a whole, to the Company or the Holders than those contained in the shares of Parity Stock that are converted or exchanged for such shares of other Parity Stock.

      (5)   Voting Rights.

            (a) The shares of Redeemable Convertible Preferred Stock shall have no voting rights except as set forth below or as otherwise required by Delaware law from time to time:

                  (i) If and whenever at any time or times a Voting Rights
                      Triggering Event occurs, then the holders of shares of Redeemable Convertible Preferred Stock, voting as a single class with any other Parity Stock having similar voting rights (together, the "VOTING RIGHTS CLASS"), will be entitled at the next regular or special meeting of stockholders of the Company to elect two additional directors of the Company. Upon the election of any such additional directors, the number of directors that comprise the Board of Directors shall be increased by such number of additional directors.

                  (ii) Such voting rights may be exercised at a special meeting of the holders of the shares of the Voting Rights Class, called as hereinafter provided, or at any annual meeting of stockholders of the Company held for the purpose of electing directors, and thereafter at each such annual meeting until such time as all dividends in arrears on any shares of the Voting Rights Class shall have been paid in full, or the redemption price for shares of Redeemable Convertible Preferred Stock required to be redeemed pursuant to Section 9 or 12 hereof shall have been paid in full (the "CONTROL PERIOD"), at which time or times such voting rights and the term of the directors elected pursuant to Section 5(a)(i) shall terminate. During the Control Period, the Voting Rights Class shall continue to have all rights to which they are entitled as Holders, including but not limited to, the payment of Dividends.

                  (iii) At any time when such voting rights shall have vested in the holders of any shares of the Voting Rights Class, an Officer of the Company may call, and, upon written request of the record holders of shares of the Voting Rights Class representing at least twenty- five percent (25%) of the voting power of the then-outstanding shares of the Voting Rights Class, addressed to the Secretary of the Company, shall call, a special meeting of the holders of shares of the Voting Rights Class. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Company, or, if none, at a place designated by the Board of Directors. Notwithstanding the provisions of this Section 5(a)(iii), no such special meeting shall be called during a period within the 60 days immediately preceding the date fixed for the next annual meeting of stockholders of the Company, in which such case the election of directors pursuant to
                        Section 5(a)(i) shall be held at such annual meeting of stockholders.

                  (iv) At any meeting held for the purpose of electing directors at which the holders of shares of the Voting Rights
                       Class shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class. The affirmative vote of the holders of shares constituting a majority of the shares of the Voting Rights Class present at such meeting, in person or by proxy, shall be sufficient to elect any such director.

                  (v) Any director elected pursuant to the voting rights created under this Section 5(a) shall hold office until the next annual meeting of stockholders (unless such term has previously terminated pursuant to Section 5(a)(ii)) and


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

                      any vacancy in respect of any such director shall be filled only by vote of the remaining director so elected by the holders of shares of the Voting Rights Class, or if there be no such remaining director, by the then-holders of shares of the Voting Rights Class at a special meeting called in accordance with the procedures set form in this
                      Section 5, or, if no such special meeting is called, at the next annual meeting of stockholders of the Company. If all accrued, cumulated and unpaid dividends in default on the Voting Rights Class have been paid in full, or the redemption price for shares of Redeemable Convertible Preferred Stock required to be redeemed pursuant to
                      Section 9 or 12 hereof shall have been paid in full, as applicable, then the terms of office of the directors elected pursuant to Section 5(a) by holders of the Voting Rights Class shall forthwith expire, and the number of directors constituting the Board of Directors shall, without further action, be reduced by two.

                  (vi) So long as any shares of Redeemable Convertible Preferred
                       Stock remain outstanding, unless a greater percentage shall then be required by law, the Company shall not, without the affirmative vote or consent of the Holders of at least 66-2/3% of the then-outstanding Redeemable Convertible Preferred Stock, create, authorize or issue any class or series of Senior Stock or Parity Stock (or any security convertible into Senior Stock or Parity Stock). So long as any shares of Redeemable Convertible Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the Company shall not, without the affirmative vote or consent of the Holders of at least 66-2/3% of the outstanding Redeemable Convertible Preferred Stock, amend the Certificate of Incorporation or me Certificate of Designations, whether by merger, consolidation, combination or otherwise, in a manner that would adversely affect the rights of the Holders. Unless a greater percentage shall then be required by law, compliance by the Company with the covenants set forth in Section 16, 17 or 19 may be waived by the affirmative vote or consent of the Holders of at least 66-2/3% of the then-outstanding Redeemable Convertible Preferred Stock.

                  (vii) In exercising the voting rights set forth in this
                        Section 5(a), each share of Redeemable Convertible Preferred Stock shall be entitled to one vote. In any case where the Holders of the Redeemable Convertible Preferred Stock are entitled to vote as members of a Voting Rights Class with holders of shares of any other Parity Stock having similar voting rights, each class or series shall have a number of votes proportionate to the aggregate Liquidation Preference of its outstanding shares.


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

            (b) The Company may, without the consent of the holders of Redeemable Convertible Preferred Stock, and in taking such actions the Company shall not be deemed to have affected adversely the rights, preferences, privileges or voting rights of holders of shares of Redeemable Convertible Preferred Stock, (i) authorize, increase the authorized amount of, or issue any class or series of Junior Stock or (ii) amend, alter or repeal any of the provisions of the Certificate of Incorporation or this Certificate of Designations in connection with any merger or consolidation of the Company of the type described in Section 15(g)(i) hereof or any statutory exchange of securities of the Company with another Person of the type described in Section 15(g)(iv) hereof, provided, however, that, subject to Section 12 hereof, in the event the Company does not survive the transaction, the shares of the Redeemable Convertible Preferred Stock will become shares of the successor Person, having in respect of such successor Person the same rights, preferences or voting powers of the shares of the Redeemable Convertible Preferred Stock immediately prior to the consummation of such merger, consolidation, or statutory exchange except that they shall be convertible into the kind and amount of net cash, securities and other property as determined in accordance with Section 15(g) hereof; and provided further, however, that, following any such merger, consolidation or statutory exchange, such successor Person shall succeed to and be substituted for the Company with respect to, and may exercise all of the rights and powers of the Company under, this Certificate of Designations and the Redeemable Convertible Preferred Stock.

      (6)   Liquidation, Dissolution or Winding Up.

            (a) In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, subject to the rights of holders of any outstanding Senior Stock or Parity Stock, each Holder shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders the Liquidation Preference (subject to adjustment for stock splits, combinations or reclassifications of the Redeemable Convertible Preferred Stock) plus all accrued, cumulated and unpaid dividends thereon in preference to the holders of, and before any payment or distribution is made on, any Junior Stock, including, without limitation, on any Common Stock.

            (b) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 6.


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

            (c) After the payment to the Holders of the full preferential amounts provided for in this Section 6, the Holders as such shall have no right or claim to any of the remaining assets of the Company.

            (d) In the event the assets of the Company available for distribution to the Holders upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 6(a), no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Redeemable Convertible Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all Redeemable Convertible Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

      (7)   Conversion at the Option of the Holder.

            (a) Each Holder shall have the right, at any time, at its option, on the day following the 21st day after the Company mails an information statement to all holders of its Common Stock notifying them that the holder of a majority of the Company's Common Stock consented to the conversion of the Redeemable Convertible Preferred Stock into Common Stock at the option of the Holders into approximately 333.33 shares of the Company's Common Stock based on the Conversion Price, subject to adjustment as set forth herein to convert, subject to the terms and provisions of this Section 7, any or all of such Holder's shares of Redeemable Convertible Preferred Stock by providing written notice to the Company and the Transfer Agent as provided in this Section 7. In such case, the shares of Redeemable Convertible Preferred Stock shall be converted into such whole number of shares of Common Stock as is equal to the product of the number of shares of Redeemable Convertible Preferred Stock being so converted multiplied by the quotient of (i) the Liquidation Preference divided by (ii) the Conversion Price then in effect, with any resulting fractional shares of Common Stock to be settled in accordance with
                  Section 14.

            (b) Any written notice of conversion pursuant to this Section 7 shall be duly executed by the Holder, and specify:

                  (i) the number of shares of Redeemable Convertible Preferred
                      Stock to be converted;

                  (ii) the name(s) in which such Holder desires the shares of
                       Common Stock issuable upon conversion to be registered and whether such shares of Common Stock are to be issued in book entry or certificated form (subject to compliance with the other provisions of this Certificate


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

                       of Designations and the applicable rules of the Transfer Agent and the Depositary and applicable legal requirements if any of such shares are to be issued in a name other than the name of the Holder); and

                  (iii) any other transfer forms, tax forms or other relevant documentation required and specified by the Company or the Transfer Agent, if necessary, to effect the conversion.

            (c) If specified by the Holder in the notice of conversion that shares of Common Stock issuable upon conversion of the Redeemable Convertible Preferred Stock shall be issued to a Person other than the Holder surrendering the shares of Redeemable Convertible Preferred Stock being converted, the Holder shall pay or cause to be paid any transfer or similar taxes payable in connection with the shares of Common Stock so issued.

            (d) Upon receipt by the Transfer Agent of a completed and duly executed notice of conversion as set forth in Section 7(b), compliance with Section 7(c), if applicable, and upon surrender of a certificate representing share(s) of Redeemable Convertible Preferred Stock to be converted (if held in certificated form) and any payment required by Section 7(f), the Company shall, within three Business Days or as soon as possible thereafter, issue and shall instruct the Transfer Agent to register, the number of shares of Common Stock to which such Holder shall be entitled upon conversion in the name(s) specified by such Holder in the notice of conversion. If a Holder elects to hold its shares of Common Stock issuable upon conversion of the Redeemable Convertible Preferred Stock in certificated form (if such is permitted by the Certificate of Designations and the applicable rules of the Transfer Agent and the Depositary), the Company shall promptly send or cause to be sent, by hand delivery (with receipt to be acknowledged) or by first-class mail, postage prepaid, to such Holder, at the address designated by such Holder in the written notice of conversion, a certificate or certificates representing the number of shares of Common Stock to which such Holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of Redeemable Convertible Preferred Stock, only part of which are to be converted, the Company shall issue and deliver to such Holder or such Holder's designee in the manner provided in the immediately preceding sentence a new certificate or certificates representing the number of shares of Redeemable Convertible Preferred Stock that shall not have been converted, or shall instruct the Transfer Agent to register the number of such Holder's shares of Redeemable Convertible Preferred Stock that shall not have been converted in the name(s) specified by such Holder in the notice of conversion.

            (e) The issuance by the Company of shares of Common Stock upon a conversion of shares of Redeemable Convertible Preferred Stock in accordance with the terms hereof shall be deemed effective


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

                  immediately prior to the close of business on the day (the "OPTIONAL CONVERSION DATE") of receipt by the Transfer Agent of the notice of conversion and other documents, if any, set forth in Section 7(b) hereof, compliance with Section 7(c), if applicable, and the surrender by such Holder or such Holder's designee of the certificate or certificates representing the shares of Redeemable Convertible Preferred Stock to be converted (if held in certificated form), duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto).

            (f) A Holder at the close of business on a Record Date will be entitled to receive the dividend payment on such shares of the Redeemable Convertible Preferred Stock on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such date or the Company's default in payment of the Dividend due on that Dividend Payment Date. Shares of Redeemable Convertible Preferred Stock surrendered for conversion during the period between the close of business on any Record Date and the close of business on the Business Day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such shares on that Dividend Payment Date, provided that if the Company has exercised set forth in
                  Section 10, no such payment is required. A Holder on a Record Date who (or whose transferee) tenders any shares for conversion on the corresponding Dividend Payment Date is entitled to receive the dividend payable on the Redeemable Convertible Preferred Stock on that date, and the converting Holder need not include payment in the amount of such dividend upon surrender of shares of Redeemable Convertible Preferred Stock for conversion. Notwithstanding the foregoing, if a Holder has surrendered its shares of the Redeemable Convertible Preferred Stock for conversion during the period between the close of business on any Record Date and the opening of business on the corresponding Dividend Payment Date, and the Company has exercised its redemption right pursuant to Section 10 with respect to such shares of Redeemable Convertible Preferred Stock during such period or on such corresponding Dividend Payment Date, or if the Company has specified a Change of Control Purchase Date during such period or on such corresponding Dividend Payment Date pursuant to Section 12, a Holder who tenders such shares for conversion will receive the dividend payable on such Dividend Payment Date and need not include payment of the amount of such dividend upon surrender of such shares of Redeemable Convertible Preferred Stock for conversion.

            (g) Except as described in Section 7(f), upon any optional conversion of the Redeemable Convertible Preferred Stock, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on the Redeemable Convertible Preferred Stock surrendered for conversion or for dividends on the shares of Common Stock issued upon conversion.

      (8)   Conversion prior to June 1, 2010

            (a) In the event a Holder elects to convert Preferred Stock prior to June 1, 2010, such Holder shall be entitled to receive a make-whole premium. This amount will consist of the present value of all required Dividends on the Preferred Stock as if paid in cash from the date of such conversion through June 1, 2010 (including any accrued but unpaid dividends), computed using a discount rate equal to the Reinvestment Yield determined on the date of conversion (the "CONVERSION MAKE-WHOLE AMOUNT"). The Company shall have 30 days from the date of conversion to pay the Conversion Make-Whole Amount.

            (b) Such payment shall be payable, at the Company's option, in cash, shares of the Company's Common Stock, or a combination of cash and shares. Any such shares of the Company's common stock will be valued at the Volume Weighted Average Price for the 10 consecutive trading days ending the last trading day before the date upon which a Holder delivers a notice of such conversion and the number of shares of the Company's Common Stock to be delivered to Holders in satisfaction of such stock payment election will be at a 10% discount to the stock price.

      (9)   Mandatory Redemption

            (a) On December 1, 2012 the "MANDATORY REDEMPTION DATE"), each Holder of Redeemable Convertible Preferred Stock will have the right to require the Company to redeem, in cash, from any source of funds legally available therefor and subject to the terms of any of the Company's Indebtedness, all or any of such Holder's shares of Redeemable Convertible Preferred Stock, at a cash price per share (the "MANDATORY REDEMPTION PRICE,") equal to the sum of the Liquidation Preference plus an amount equal to all accrued, cumulated and unpaid dividends on one share of Redeemable Convertible Preferred Stock, whether or not declared prior to that date, for the then-current Dividend Period through the Mandatory Redemption Date and all prior dividend periods (other than previously declared dividends on shares of Redeemable Convertible Preferred Stock payable to holders of record as of a prior date), provided that the Company is legally permitted to pay such dividends at such time. If the Company is not legally permitted to pay dividends on the Mandatory Redemption Date, such Holders will have the right to receive, in lieu of cash in payment of such dividends, a number of whole shares of Common Stock equal to the amount of dividends otherwise payable divided by the average Closing Price of the Common Stock for the five Trading Days ending on the Mandatory Redemption Date, with any resulting fractional share of Common Stock to be settled in accordance with Section 14.

            (b) Each Holder desiring to exercise its right to require redemption of all or any of its shares of Redeemable Convertible Preferred Stock must deliver a written notice of such election to the Company on or after October 1, 2012 but in any event at least 10 Business Days prior to the Mandatory Redemption Date. Any written notice of such Holder's election to require redemption pursuant to this Section 9 shall be duly executed by the Holder and specify the number of shares of Redeemable Convertible Preferred Stock to be redeemed.

            (c) The Company shall provide each Holder who has notified the Company of its redemption election pursuant to Section 9(b) with a written notice of the Holder's rights to require redemption (addressed to each such Holder at its address as it appears on the stock transfer books of the Company or its Transfer Agent), not later than 5 Business Days prior to the Mandatory Redemption Date. The Company's notice of redemption shall specify (i) the Mandatory Redemption Price; (ii) that the Holders who have elected to redeem their shares are to surrender to the Company their shares of Redeemable Convertible Preferred Stock in the manner and at the place or places designated in the notice; and (iii) that the Holders may obtain payment of the Mandatory Redemption Price upon surrender of such certificates in the manner designated in the notice. If funds are available on the Mandatory Redemption Date, then whether or not shares are surrendered for payment of the Mandatory Redemption Price, shares of Redeemable Convertible Preferred Stock subject to redemption pursuant to this Section 9 shall no longer be outstanding, dividends will cease to accrue on such shares and the Holders thereof shall cease to have any rights with respect to such shares of Redeemable Convertible Preferred Stock on and after the Mandatory Redemption Date, except for the right to receive the Mandatory Redemption Price, without interest, upon the surrender of such shares.

            (d) The funds necessary for the payment of the Mandatory Redemption Price shall be deposited with the Transfer Agent in trust at least one Business Day prior to the Mandatory Redemption Date, for the pro rata benefit of the Holders of record as they appear on the stock register of the Company, so as to be and continue to be available therefor. The deposit of monies in trust with the Transfer Agent up to the amount necessary for the payment of the aggregate Mandatory Redemption Price shall be irrevocable except that the Company shall be entitled to receive from the Transfer Agent the interest earned on monies so deposited in trust, and the Holders of the shares redeemed shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Company and unclaimed by the Holders entitled thereto at the expiration of two years from the Mandatory Redemption Date shall be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the Holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for such payment without interest On the Mandatory Redemption Date and subject to the receipt by the Transfer Agent of a completed and duly executed notice of redemption as set forth in Section 9(b), compliance with the instructions set forth in the notice provided by the Company in Section 9(c), including surrender of a certificate representing share(s) of Redeemable Convertible Preferred Stock to be redeemed (if held in certificated form), the Company shall instruct the Transfer Agent to pay the Mandatory Redemption Price to each applicable Holder for each share of Redeemable Convertible Preferred Stock of such Holder subject to redemption under this Section 9.

      (10)  Optional Redemption.

            (a) Subject to the conditions set forth below, the Company shall have the right at any time, and from time to time, on and after December 1, 2012, and at its sole option and election, to redeem all or any portion of the outstanding Redeemable Convertible Preferred Stock at the Optional Redemption Price. At any time, the Company may only exercise this redemption right if a registration statement filed with the SEC is effective under which Holders of the Redeemable Convertible Preferred Stock may sell shares of Redeemable Convertible Preferred Stock and shares of Common Stock issuable upon the conversion of the Redeemable Convertible Preferred Stock.

            (b) If fewer than all the outstanding shares of Redeemable Convertible Preferred Stock are to be redeemed pursuant to
                  Section 10(a), the shares of Redeemable Convertible Preferred Stock to be so redeemed will be selected by the Company or its Transfer Agent, in accordance with applicable law and any governing agreements, on a pro rata basis, by lot or in such manner that the Company or the Transfer Agent (as the case may be) deem fair and appropriate, based on the ownership of the shares of Redeemable Convertible Preferred Stock as of the date the Company provides notice to the Holders pursuant to
                  Section 10(c) of the date ("OPTIONAL REDEMPTION NOTICE DATE") on which the Company notifies the Holders (pursuant to Section 10(c) below) that it is exercising its option to cause the redemption of the Redeemable Convertible Preferred Stock pursuant to this Section 10.

            (c) To exercise its redemption right under this Section 10, the Company must issue a press release for publication (the "OPTIONAL REDEMPTION NOTICE") announcing such redemption. The Company shall also give notice by first class mail, postage prepaid, to the Holders of record as they appear on the stock register of the Company or its Transfer Agent (not more than four Business Days after the date of the press release) announcing such redemption. In addition to any information required by applicable law or regulation, the Optional Redemption Notice shall state, as appropriate: (i) the date on which shares of Redeemable Convertible Preferred Stock shall be redeemed (the "OPTIONAL REDEMPTION DATE"), which shall be no more than 10 days following the Optional Redemption Notice Date; (ii) the number of shares of Redeemable Convertible Preferred Stock to be redeemed on the Optional Redemption Date; (iii) the Optional Redemption Price to be paid on the Optional Redemption Date; (iv) that on shares of Redeemable Convertible Preferred Stock to be so redeemed will cease to accrue on the Optional Redemption Date; and (v) instructions for surrendering shares of Redeemable Convertible Preferred Stock for redemption.

            (d) The funds necessary for the payment of the Optional Redemption Price shall be deposited with the Transfer Agent in trust at least one Business Day prior to the Optional Redemption Date, for the pro rata benefit of the Holders of record as they appear on the stock register of the Company or its Transfer Agent, so as to be and continue to be available therefor.

            (e) From and after the Optional Redemption Date, and subject to prior delivery by the Company of funds with the Transfer Agent as described in Section 10(d) above, the Redeemable Convertible Preferred Stock to be redeemed shall no longer be deemed to be outstanding, dividends will cease to accrue on such shares and all rights of the Holders thereof, including the right to convert such shares into shares of Common Stock, shall cease and terminate, except the right of the Holders, upon surrender of such shares, to receive the amounts to be paid hereunder.

            (f) The deposit of monies in trust with the Transfer Agent up to the amount necessary for the payment of the aggregate Optional Redemption Price shall be irrevocable except that the Company shall be entitled to receive from the Transfer Agent the interest earned on monies so deposited in trust, and the Holders of the shares redeemed shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Company and unclaimed by the Holders entitled thereto at the expiration of two years from the Optional Redemption Date shall be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the Holders of the shares entitled to funds so repaid to the Company shall look only to the Company for such payment without interest.

      (11)  Fundamental Change.

            (a) In the event of a Fundamental Change, the Company must give notice of such Fundamental Change on a date (the "FUNDAMENTAL CHANGE NOTICE DATE") that is within 10 Trading Days after the effective date of the Fundamental Change (the "FUNDAMENTAL CHANGE EFFECTIVE DATE"), by first class mail, postage prepaid to each Holder at such Holder's address as the same appears on the stock register of the Company or its Transfer Agent. Each such notice shall state (i) that a Fundamental Change has occurred; (ii) the last day on which the Additional Shares can be received upon conversion (the "EXPIRATION DATE"), which will be the 30th Trading Day immediately following the Fundamental Change Effective Date, pursuant to the terms hereof; and (iii) the name and address of the Transfer Agent

            (b) Upon the occurrence of a Fundamental Change, if a Holder converts its shares of Redeemable Convertible Preferred Stock pursuant to Section 7 at any time during the period from and after 9:00 a.m. New York City time on the Trading Day immediately following the Fundamental Change Effective Date and ending at 5:00 p.m. New York City time on the Expiration Date, men such Holder will be entitled to receive, in addition to a number of shares of Common Stock equal to the applicable Conversion Rate, an additional number of shares of Common Stock (the "ADDITIONAL SHARES") upon conversion as set forth in Section 11(c) below.

            (c) The number of Additional Shares shall be determined for the Redeemable Convertible Preferred Stock by reference to the table below, based on the Fundamental Change Effective Date and the Share Price.

                  (i) The following table sets forth the Share Price,
                      Fundamental Change Effective Date and the increase in the Conversion Rate, expressed as a number of additional shares of Common Stock to be received for each share of Redeemable Convertible Preferred Stock, upon a conversion in connection with a Fundamental Change:

                        Additional Shares of Common Stock

                                                                  Share Price
                                                                  -----------
Fundamental Change
Effective Date               $2.50    $2.75     $3.00    $3.25     $3.50     $3.75     $4.00    $4.25     $4.50     $4.75
--------------               -----    -----     -----    -----     -----     -----     -----    -----     -----     -----
May 1, 2007                  89.719   67.557    50.694   36.824    26.453    17.609    11.561   6.511     3.171     1.065
May 1, 2008                  89.822   67.764    50.616   37.223    26.722    18.431    11.885   6.702     2.599     0.000
May 1, 2009                  91.475   68.882    51.417   37.849    27.266    18.949    12.423   7.278     3.216     0.000
May 1, 2010                  88.887   65.896    48.341   34.876    24.514    16.490    10.269   5.432     1.674     0.000
May 1, 2011                  82.489   58.848    41.307   28.266    18.558    11.316     5.898   1.835     0.000     0.000

----------

                  (ii) The Share Price set forth in the table will be adjusted as of any date on which the Conversion Price is adjusted. The adjusted Share Prices will equal the Share Prices applicable immediately prior to the adjustment multiplied by a fraction, the numerator of which is the Conversion Price as so adjusted and the denominator of which is the Conversion Price immediately prior to the adjustment to the Conversion Price. In addition, the number of Additional Shares in the table will be subject to adjustment in a manner corresponding to the adjustments made in the Conversion Price;

                  (iii) The exact Share Price and Fundamental Change Effective
                        Date may not be set forth in the table above, in which case:

                        (A) If the Share Price is between two Share Price
                            amounts in the table or the Fundamental Change Effective Date is between two Fundamental Change Effective Dates in the table, the number of Additional Shares to be received for each share of Redeemable Convertible Preferred Stock will be determined by a straight-line interpolation between the number of Additional Shares to be received for each share of Redeemable Convertible Preferred Stock set forth for the higher and lower Share Price amounts and the two Fundamental Change Effective Dates, as applicable, based on a 365-day year.

                        (B) If the Share Price is in excess of $4.75 per share
                            (subject to adjustment in the same manner as the Share Prices in the table above), no Additional Shares will be issued upon conversion of the Redeemable Convertible Preferred Stock.

                        (C) If the Share Price is less than $2.50 per share
                            (subject to adjustment in the same manner as the Share Prices in the table above), no Additional Shares will be issued upon conversion of the Redeemable Convertible Preferred Stock.

      (12)  Redemption Upon a Change of Control.

            (a) Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to redeem, in cash from legally available funds and provided that the Company is permitted to do so under the terms of any Indebtedness of the Company or any of its Restricted Subsidiaries, all or any of its shares of Redeemable Convertible Preferred Stock, on the date that is 45 days after the date the Company provides notice of a change of control pursuant to Section 12(b) (the "CHANGE OF CONTROL PURCHASE DATE") at a cash price per share equal to the Change of Control Redemption Price.

            (b) In the event of a Change of Control, the Company must give notice of such Change of Control on a date (the "CHANGE OF CONTROL NOTICE DATE") that is within 10 Trading Days after the effective date of the Change of Control (the "CHANGE OF CONTROL EFFECTIVE DATE"), by first class mail, postage prepaid to each Holder, at such Holder's address as the same appears on the stock register of the Company or its Transfer Agent. Each such notice shall state (i) that a Change of Control has occurred and a description of the resulting redemption right;
                  (ii) the Change of Control Redemption Price; and (iii) instructions each Holder must follow to exercise its redemption right (including that each Holders shall state among other things (x) if certificated shares of Preferred Stock have been issued, the certificate numbers of the shares to be delivered for redemption and (y) the number of shares of Preferred Stock to be redeemed). If a Change of Control constitutes a Fundamental Change, the notice required by this
                  Section 12(b) may be combined with the notice required by
                  Section 11(a).

            (c) In order to exercise the redemption right upon a Change of Control, a Holder must deliver, at least four Business Days prior to the Change of Control Purchase Date, a notice to the Transfer Agent in compliance with the instructions provided in the Company's notice given pursuant to Section 12(b) above (the "CHANGE OF CONTROL NOTICE").

            (d) If funds are available on the Change of Control Purchase Date, then whether or not shares are surrendered for payment of the Change of Control Redemption Price, shares of Redeemable Convertible Preferred Stock subject to redemption pursuant to this Section 12 shall no longer be outstanding, dividends will cease to accrue on such shares and the Holders thereof shall cease to have any rights with respect to such shares of Redeemable Convertible Preferred Stock on and after the Change of Control Redemption Date except for the right to receive the Change of Control Redemption Price, without interest, upon the surrender of such shares.

            (e) The funds necessary for the payment of the Change of Control Redemption Price shall be deposited with the Transfer Agent in trust at least one Business Day prior to the Change of Control Purchase Date, for the pro rata benefit of the Holders of record as they appear on the stock register of the Company or its Transfer Agent, so as to be and continue to be available therefor. The deposit of monies in trust with the Transfer Agent up to the amount necessary for the payment of the aggregate Change of Control Redemption Price shall be irrevocable except that the Company shall be entitled to receive from the Transfer Agent the interest earned on monies so deposited in trust, and the Holders of the shares converted shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Company and unclaimed by the Holders entitled thereto at the expiration of two years from the Change of Control Purchase Date shall be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the Holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for such payment without interest. On the Change of Control Purchase Date and subject to the receipt by the Transfer Agent of a completed and duly executed Change of Control Notice, compliance with the instructions set forth in the notice provided by the Company in Section 12(b), including surrender of certificates representing share(s) of Redeemable Convertible Preferred Stock to be redeemed (if held in certificated form), the Company shall instruct the Transfer Agent to pay the Change of Control Purchase Price to each applicable Holder for each share of Redeemable Convertible Preferred Stock of such Holder subject to redemption under this Section 12.

            (f) A Holder may withdraw any Change of Control Notice by a written notice of withdrawal delivered to the Transfer Agent prior to the close of business on the business day prior to the Change of Control Purchase Date. The notice of withdrawal must state: (i) the number of shares that are being withdrawn;
                  (ii) if certificated shares have been issued, the certificate numbers of the withdrawn shares; and (iii) the number of shares, if any, which remain subject to the Change of Control Notice.

      (13)  Reservation of Common Stock.

            (a) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in the treasury of the Company, solely for issuance upon the conversion, or in payment of accrued and unpaid dividends upon redemption pursuant to Section 9(a), of shares of Redeemable Convertible Preferred Stock as herein provided, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion, or in payment of accrued and unpaid dividends upon redemption pursuant to Section 9(a), of all the shares of Redeemable Convertible Preferred Stock then outstanding, or potentially issuable as dividends through the Mandatory Redemption Date assuming the Company is not eligible to pay dividends in cash or shares of Common Stock. For purposes of this Section 13(a), the number of shares of Common Stock that shall be deliverable upon the conversion, or in payment of accrued and unpaid dividends upon redemption pursuant to
                  Section 9(a), of all outstanding or potentially issuable shares of Redeemable Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder. The Company shall at all times reserve and keep available out of its authorized and unissued shares of Redeemable Convertible Preferred Stock or shares held in the treasury of the Company, solely for issuance as dividends on shares of Redeemable Convertible Preferred Stock as herein provided, free from any preemptive or other similar rights, such number of shares of Redeemable Convertible Preferred Stock that are potentially issuable as dividends through the Mandatory Redemption Date.

            (b) Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion, or in payment of accrued and unpaid dividends upon redemption pursuant to Section 9(a), of shares of Redeemable Convertible Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Company (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all Liens (other than Liens created by the Holders).

            (c) All shares of Common Stock delivered as payment of dividends or upon conversion, or in payment of accrued and unpaid dividends upon redemption pursuant to Section 9(a), of the Redeemable Convertible Preferred Stock and all shares of Redeemable Convertible Preferred Stock delivered as payment of dividends shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than Liens created by the Holders).

            (d) Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion, or in payment of accrued and unpaid dividends upon redemption pursuant to
                  Section 9(a), of the Redeemable Convertible Preferred Stock or as payment of dividends, me Company shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder regarding the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

            (e) The Company hereby covenants and agrees that, if at any time the Common Stock shall be listed on the American Stock Exchange or any other national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion, or in payment of accrued and unpaid dividends upon redemption pursuant to
                  Section 9(a), of the Redeemable Convertible Preferred Stock or issued as dividends on the Redeemable Convertible Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Stock until the first conversion of Redeemable Convertible Preferred Stock into Common Stock or first issuance of Common Stock as dividends in accordance with the provisions hereof, the Company covenants to list such Common Stock issuable upon conversion of the Redeemable Convertible Preferred Stock or issued as dividends on the Redeemable Convertible Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

      (14)  Fractional Shares.

            (a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Redeemable Convertible Preferred Stock or any payment of accrued and unpaid dividends in shares of Common Stock in lieu of cash upon redemption pursuant to Section 9(a) and, in lieu thereof, a cash adjustment will be paid to each Holder that would otherwise be entitled to a fraction of a share of Common Stock. Any portion of any such payment that is declared and not paid through the delivery of Common Stock will be paid in cash based on the Closing Price of Common Stock on the Trading Day immediately preceding the date of conversion or redemption (as the case may be). Notwithstanding the foregoing, in the event that the Company is not permitted by the terms of any outstanding Indebtedness to pay the amount required under this Section 14(a) in cash, the Company will deliver one share of Common Stock in lieu of a fractional share of Common Stock.

            (b) If more than one share of the Redeemable Convertible Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Redeemable Convertible Preferred Stock so surrendered.

      (15)  Adjustments to the Conversion Price and Dividend Rate.

            (a) The Conversion Price shall be subject to the following adjustments:

                  (i) Stock Dividends and Distributions. In case the Company shall pay or make a dividend or other distribution on any Capital Stock (other than the Redeemable Convertible Preferred Stock) in shares of Common Stock, the Conversion Price, as in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution, shall be decreased by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares of Common Stock outstanding and the total number of shares of Common Stock constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this Section 15(a)(i), the number of shares of Common Stock at the time outstanding shall not include shares held in the treasury of the Company but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

                  (ii) Dilutive Issuances. In case the Company issues or sells, or is deemed to have issued or sold, any shares of its Common Stock (other than Excluded Stock) for consideration per share less than $2.50 (which price is shall be adjusted from time to time in the manner set forth in Sections 15(a)(i) and 15(a)(iv)) (as so adjusted, the "THRESHOLD PRICE"), then immediately upon such issue or sale, the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to such time by a fraction:

                        (A) the numerator of which shall be (x) the number of
                            shares of Common Stock outstanding immediately prior to such issue or sale (assuming the exercise of all Options that are then vested or that would become vested upon liquidation, dissolution or winding-up of me Company at such time and the conversion of all Convertible Securities that are then convertible) multiplied by the Threshold Price, plus (y) the total number of additional shares of Common Stock so issued or sold multiplied by the price per share at which such shares of Common Stock were so issued or sold; and

                        (B) the denominator of which shall be the number of
                            shares of Common Stock outstanding immediately after such issue or sale (assuming the exercise of all Options that are then vested or that would become vested upon liquidation, dissolution or winding-up of the Company at such time and the conversion of all Convertible Securities that are then convertible) multiplied by the Threshold Price.

                        (C) For purposes of this Section 15(a)(ii), "EXCLUDED
                            STOCK" means shares of Common Stock (in each case as adjusted for any stock splits, stock dividends, recapitalizations, combinations or similar transactions), Options and Convertible Securities issued (i) pursuant to one or more Approved Plans,
                            (ii) upon conversion of the Redeemable Convertible Preferred Stock, (iii) upon conversion, exercise or exchange of any Options or Convertible Securities outstanding as of the Issue Date pursuant to and in accordance with the terms of such Options or Convertible Securities as of such date, (iv) in connection with any stock splits or stock dividends, or any recapitalizations, reorganizations, mergers or consolidations contemplated by Section 15(f) and
                            (v) the Consideration Shares.

            Notwithstanding the foregoing provisions, in no event will the Conversion Price be adjusted to less than $1.75 pursuant to this
            Section 15(a)(ii), which amount is shall be adjusted in the same manner as the Conversion Price pursuant to Sections 15(a)(i) and 15(a)(iv).

                  (iii) Options and Convertible Securities. For purposes of
                        determining the adjusted Conversion Price under Section 15(a)(ii), the following shall be applicable (it being acknowledged that the issuance of Excluded Stock shall not be subject to the provisions of this Section 15(a)(iii)):

                        (A) If the Company in any manner issues or grants any
                            options, warrants, or similar rights ("OPTIONS") to purchase or acquire Common Stock or Capital Stock convertible or exchangeable, with or without consideration, into or for Common Stock ("CONVERTIBLE SECURITIES") and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Threshold Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share on the date of such issuance or grant. For purposes of this subparagraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (a) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange of such Convertible Securities, by (b) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                        (B) If the Company in any manner issues or sells any
                            Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Threshold Price, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share on the date of such issuance or sale. For the purposes of this subparagraph, the "price per share for which Common Stock is issuable" shall be determined by dividing
                            (a) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of such Convertible Securities, by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 15(a)(iii), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                        (C) If the exercise price provided for in any Options,
                            the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had an adjustment been made upon the issuance of such Options or Convertible Securities still outstanding on the basis of such changed exercise price, additional consideration, or changed Conversion Price, as the case may be, at the time initially granted, issued, or sold.

                        (D) Upon the expiration of any Option or the termination
                            of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect shall be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                        (E) If any Common Stock, Option or Convertible Security
                            is issued or sold or deemed to have been issued or sold for cash, the consideration received for such Common Stock, Option or Convertible Security shall be deemed to be the net amount received by the Company for such Common Stock, Option or Convertible Security. In case any Common Stock, or the fair market value of such Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the Market Value of such Common Stock, Options, or Convertible Securities as of the date of receipt as determined by the Board of Directors. If any Common Stock, Option or Convertible Security is issued in connection with any merger in which the Company is the surviving Person, the amount of consideration for such Common Stock, Option, or Convertible Security shall be deemed to be the fair market value (as determined by the Board of Directors) of such portion of the net assets and business of the non-surviving Person as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.

                        (F) In case any Option is issued in connection with the
                            issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties to such transaction, the Option shall be deemed to have been issued for a consideration of $.001.

                        (G) The number of shares of Common Stock outstanding at
                            any given time does not include shares owned or held by or for the account of the Company or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

                        (H) If the Company takes a record of the holders of
                            Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options, or Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the payment of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  (iv) Subdivisions, Splits and Combinations of the Common
                       Stock. In case outstanding shares of Common Stock shall be subdivided or split into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision or split becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision, split or combination becomes effective.

                  (v) Distributions Pursuant to a Rights Plan. In case the
                      Company shall at any tune or from time to time pay a dividend or make a distribution of Capital Stock to all holders of shares of Common Stock pursuant to a stockholder rights plan, "poison pill" or similar arrangement and excluding dividends payable on the Redeemable Convertible Preferred Stock, then the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the holder of any share of Redeemable Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Capital Stock that such holder would have owned or would have been entitled to receive upon or by reason of such dividend or distribution, had such share of Redeemable Convertible Preferred Stock been converted into shares of Common Stock immediately prior to such dividend or distribution. An adjustment made pursuant to this sub-section (v) shall become effective retroactively to the day immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution.

                  (vi) Cash Distributions. If the Company shall at any time make a distribution, by dividend or otherwise, to all holders of shares of its Common Stock consisting exclusively of cash (excluding any cash portion of distributions referred to in sub-section (v) above and cash distributed upon a merger or consolidation to which
                       Section 15(f) applies) then the Conversion Price will be adjusted by multiplying:

                        (A) the Conversion Price in effect immediately prior to
                            the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive such distribution by

                        (B) a fraction, the numerator of which will be the
                            Market Value on the Trading Day prior to such record date minus the amount of cash per share of Common Stock so distributed and the denominator of which will be the Market Value on the Trading Day prior to such record date.

                        Such adjustment shall become effective immediately after the record date for the determination of holders of Common Stock entitled to receive the distribution giving rise to an adjustment pursuant to this Section 15(a)(vi). Notwithstanding the foregoing provisions, in no event with the Conversion Price be adjusted to less than $1.75 pursuant to this Section 15(a)(vi), which amount is shall be adjusted in the same manner as the Conversion Price pursuant to Sections 15(a)(i) and 15(a)(iv).

                  (vii) Debt or Asset Distribution. If the Company shall at any time or from time to time make a distribution to all holders of its Common Stock consisting of evidences of indebtedness, shares of its Capital Stock other than Common Stock or assets (including securities, but excluding those Options, Convertible Securities, dividends, rights and distributions referred to in sub-sections (iii) and (v) above), then, and in each such case, the Conversion Price then in effect shall be adjusted by multiplying the Conversion Price in effect immediately prior to the date of such distribution or by a fraction (A) the numerator of which shall be the Market Value less the then fair market value (as determined by the Board of Directors) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed applicable to one share of Common Stock (but such numerator shall not be less than one); and (y) the denominator of which shall be the Market Value; provided, however, that no adjustment shall be made with respect to any distribution of rights to purchase Capital Stock of the Company if the Holders would otherwise be entitled to receive such rights upon conversion at any time of shares of Redeemable Convertible Preferred Stock into shares of Common Stock unless such rights are subsequently redeemed by the Company, in which case such redemption shall be treated for purposes of this Section 15(a)(vii) as a dividend on the Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

            Notwithstanding the foregoing provisions, in no event with the Conversion Price be adjusted to less than $1.75 pursuant to this
            Section 15(a)(vii), which amount is shall be adjusted in the same manner as the Conversion Price pursuant to Sections 15(a)(i) and 15(a)(iv).

            (b) Adjustment for Tax Reasons. The Company reserves the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event the Company elects to make such a reduction in the Conversion Price, the Company will comply with the requirements of Rule 14e-l under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

            (c) Calculation of Adjustments. Notwithstanding anything herein to the contrary, no adjustment under this Section 15 need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price; provided, however, that with respect to adjustments to be made to the Conversion Price in connection with cash dividends paid by the Company, the Company shall make such adjustments, regardless of whether such aggregate adjustments amount to 1% or more of the Conversion Price, no later than November 15 of each calendar year.

            (d) Special Adjustment. If the Volume Weighted Average Price for the 30 Trading Days up to and including April 30, 2008 is less than $2.50 (the "RESET THRESHOLD") then, effective as of May 1, 2008, the Conversion Price then in effect will decrease to the higher of (A) $1.75 (the "INDICATED PRICE") or (B) the Volume Weighted Average Price for the 30 Trading Days up to and including April 30, 2008 plus 10%, provided that in the event that the Conversion Price is decreased to the Indicated Price, the rate at which cumulative Dividends accrue on the Preferred Stock will increase by 200 basis points, all set forth above is subject to adjustment pursuant to this Section
                  15. In the event that the Company does not meet the Reset Threshold, it will notify Holders of such fact within 30 days of May 1, 2008 and will include in such notice the adjusted Dividend Rate and Conversion Price.

            (e) Mandatory Redemption Adjustment. If the Company fails to redeem the shares of the Redeemable Convertible Preferred Stock in accordance with Section 9, effective as of the day immediately following the Company's failure to redeem (A) the Conversion Price then in effect will decrease to 80% of the Conversion Price and (B) the Dividend Rate will increase by 200 basis points, subject to adjustment as provided in Section 15.

            (f) Notice of Adjustment Whenever the Conversion Price is to be adjusted, the Company shall: (i) compute such adjusted Conversion Price and prepare and transmit to the Transfer Agent an Officer's Certificate setting forth such adjusted Conversion Price, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of a revised Conversion Price a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth such revised Conversion Price. Any notice required for an adjustment made pursuant to Section 15(d) will also include the adjusted Dividend Rate and will be made within 30 days of May 1, 2008.

            (g)   Reorganization Events. In the event of:

                  (i) any consolidation or merger of the Company with or into another Person (other than a merger or consolidation in which the Company is the continuing Person and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Company or another Person);

                  (ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company (computed on a consolidated basis);

                  (iii) any reclassification of Common Stock into securities including securities other than Common Stock; or

                  (iv) any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) (any such event specified in this
                        Section 15(g), a "REORGANIZATION EVENT");

      each share of Redeemable Convertible Preferred Stock then outstanding shall, without the consent of any holder of Redeemable Convertible Preferred Stock, become convertible at any time, at the option of the holder thereof, only into the kind and amount of securities (of the Company or another Person), cash and other property receivable upon such Reorganization Event by a holder of the number of shares of Common Stock into which such share of Redeemable Convertible Preferred Stock could have been converted immediately prior to such Reorganization Event, after giving effect to any adjustment event The provisions of this Section 15(g) and any equivalent thereof in any such securities similarly shall apply to successive Reorganization Events.

            The Company (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the assets into which the Redeemable Convertible Preferred Stock is then convertible. Failure to deliver such notice shall not affect the operation of this Section 15(g).

      (16)  Incurrence of Indebtedness.

            (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, the Company or any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness the Consolidated Fixed Charge Coverage Ratio of the Company will be, after giving effect to the incurrence thereof, greater than 2.5 to 1.0.

            (b) The Company will not, and will not permit any of its Domestic Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of the Company or such Domestic Restricted Subsidiary unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Obligations of the Company or such Domestic Restricted Subsidiary, in each case, to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or such Domestic Restricted Subsidiary.

      (17)  Restricted Payments.

            (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly: (1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company and dividends and distributions payable to the Company or another Restricted Subsidiary of the Company) on or in respect of shares of Capital Stock of the Company or its Restricted Subsidiaries to holders of such Capital Stock; (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or its Restricted Subsidiaries (other than the Preferred Stock and any such Capital Stock held by the Company or any Restricted Subsidiary); (3) make any payment on, purchase, redeem, prepay, decrease or otherwise acquire or retire for value any Junior Stock or Parity Stock of the Company or any Restricted Subsidiary; or (4) make any Investment

                  (other than Permitted Investments); (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto:
                  (i) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 16 or (ii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property at the time of the making thereof) shall exceed the sum of: (A) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a loss, minus 100% of such loss) of the Company earned during the period beginning on the first day of the first fiscal quarter after the Issue Date and ending on the last day of the Company's most recent fiscal quarter ending prior to the date the Restricted Payment occurs for which financial statements are available (the "Reference Date") (treating such period as a single accounting period); plus (B) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus (C) without duplication of any amounts included in clause (iii)(B) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from holders of the Company's Capital Stock subsequent to the Issue Date and on or prior to the Reference Date; plus (D) 100% of the aggregate net cash proceeds received from the issuance of Indebtedness or shares of Disqualified Capital Stock of the Company that have been converted into or exchanged for Qualified Capital Stock of the Company subsequent to the Issue Date and on or prior to the Reference Date; plus (E) an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any of its Restricted Subsidiaries in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions otherwise included in Consolidated Net Income), in each case received by the Company or any of its Restricted Subsidiaries, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any of its Restricted Subsidiaries in such Person or Unrestricted Subsidiary.

            (b) In the case of clauses (iii)(B) and (C) above, any net cash proceeds from issuances and sales of Qualified Capital Stock of the Company financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, shall be excluded until and to the extent such borrowing is repaid.

            (c) Notwithstanding the foregoing, the provisions set forth in clause (a) do not prohibit: (1) the payment of any dividend or other distribution or redemption within 60 days after the date of declaration of such dividend or call for redemption if such payment would have been permitted on the date of declaration or call for redemption; (2) the acquisition of any shares of Qualified Capital Stock of the Company, either (i) solely in exchange for other shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or a cash capital contribution received by the Company from holders of the Company's Capital Stock within 60 days after such exchange, sale or receipt of such cash capital contribution;
                  (3) the acquisition of any Junior Stock or Priority Stock of the Company either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or a cash capital contribution received by the Company from holders of the Company's Capital Stock within 60 days after such sale or receipt of such cash capital contribution; (4) an Investment either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of the net proceeds of a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or a cash capital contribution received by the Company from holders of the Company's Capital Stock within 60 days after such sale or receipt of such cash capital contribution; (5) the repurchase or other acquisition of shares of Capital Stock of the Company, from employees, former employees, directors or former directors of the Company or its Restricted Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) or other arrangements approved by the Board of Directors of the Company under which such shares were granted, issued or sold or such other repurchases or acquisitions as may be approved by the Board of Directors of the Company; provided, however, that the aggregate amount of such repurchases and other acquisitions in any calendar year shall not exceed $600,000 plus up to $600,000 of any unutilized amounts from the preceding calendar year; provided further, however, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Company (to the extent contributed to the Company) and its Restricted Subsidiaries subsequent to the Issue Date; (6) repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other similar rights if such Capital Stock represents a portion of the exercise price of such options, warrants or other similar rights; (7) payments or distributions to dissenting stockholders of Capital Stock of the Company pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Preferred Stock applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or any of its Restricted Subsidiaries; (8) the application of the proceeds from the issuance of the Notes or the Preferred Stock on or about the Issue Date as described under the "Use of Proceeds" section of the Offering Circular; and (9) other Restricted Payments not to exceed $6.0 million in the aggregate since the Issue Date.

            (d) In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause
                  (iii) of clause (a) of this Section 17, amounts expended pursuant to clauses (c)(1), (c)(2)(ii), (c)(3)(ii)(a) and
                  (c)(4)(ii) shall be included in such calculation.

      (18)  Asset Sales.

            (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
                  (1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed; (2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents or assets described in the following clause (3)(b) and is received at the time of such disposition; provided that the amount of any liabilities (as shown on the most recent applicable balance sheet) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Preferred Stock) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this provision so long as the documents governing such liabilities provide that there is no further recourse to the Company or any of its Subsidiaries with respect to such liabilities; and (3) the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either: (a) to permanently repay Indebtedness under the Credit Agreement and permanently reduce the commitments thereunder; (b) to make an investment in property, plant, equipment or other non-current assets that replace the properties and assets that were the subject of such Asset Sale or that will be used or useful in a Permitted Business (including expenditures for maintenance, repair or improvement of existing properties and assets) or the acquisition of all of the Capital Stock of a Person engaged in a Permitted Business; or (c) a combination of repayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

            (b) Pending the final application of Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or invest such Net Cash Proceeds in Cash Equivalents. On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a),
                  (3)(b) or (3)(c) of the preceding clause (a) (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses
                  (3)(a), (3)(b) and (3)(c) of the preceding clause (a) (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders, the maximum outstanding Preferred Stock that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon (including and amount in cash equal to a prorated dividend for the period from the immediately preceding dividend payment date to the Net Proceeds Offer Payment Date); provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder on the date of such conversion or disposition, as the case may be, and the Net Cash Proceeds thereof shall be applied in accordance with this Section 18.

            (c) The Company may defer any Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $6.0 million resulting from one or more Asset Sales in which case the accumulation of such amount shall constitute a Net Proceeds Offer Trigger Date (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $6.0 million, shall be applied as required pursuant to the immediately preceding clause (b)). Upon the completion of each Net Proceeds Offer, the Net Proceeds Offer Amount will be reset at zero.

            (d) In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under Section 21, which transaction does not constitute a Change of

                  Control, the successor entity shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this Section 18, and shall comply with the provisions of this Section 18 with respect to such deemed sale as if it constituted an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this Section 18. In addition, the Fair Market Value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this Section 18.

            (e) Each notice of a Net Proceeds Offer shall be mailed first class, postage prepaid, to the record Holders as shown on the register of Holders within 20 days following the Net Proceeds Offer Trigger Date and shall comply with the procedures set forth in the Preferred Stock. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Preferred Stock in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Preferred Stock in an amount exceeding the Net Proceeds Offer Amount, Preferred Stock of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

            (f) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Preferred Stock pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with
                  Section 18, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 18 by virtue of such compliance.

      (19) Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to: (1) pay dividends or make any other distributions on or in respect of its Capital Stock; (2) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or
            (3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (a) applicable law, rule or regulation; (b) the Preferred Stock; (c) customary non-assignment provisions of any lease of any Restricted Subsidiary of the Company to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (e) agreements existing on the Issue Date (including the Credit Agreement) to the extent and in the manner such agreements are in effect on the Issue Date; (f) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Preferred Stock to any Person pending the closing of such sale; (g) provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business; (h) restrictions contained in the terms of the Purchase Money Indebtedness or Capitalized Lease Obligations not incurred in violation of the Preferred Stock; provided, that such restrictions relate only to the assets financed with such Indebtedness; (i) restrictions in other Indebtedness incurred in compliance with
            Section 16 (including Permitted Indebtedness); provided that such restrictions, taken as a whole, are, in the good faith judgment of Board of Directors of the Company, no more materially restrictive with respect to such encumbrances and restrictions than those customary in comparable financings (as reasonably determined by the Company) and the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make payments on the Preferred Stock; or (j) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d) or (e) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d) or (e).

      (20) Limitation on Issuances and Sales of Capital Stock of Subsidiaries. The Company will not permit or cause any of its Restricted Subsidiaries to issue or sell any Capital Stock (other than to the Company or to a Wholly-Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly-Owned Restricted Subsidiary of the Company) to own or hold any Capital Stock of any Restricted Subsidiary of the Company (other than as required by applicable law); provided, however, that this provision shall not prohibit (1) any issuance or sale if, immediately after giving effect thereto, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under Section 17 if made on the date of such issuance or sale or (2) the sale of all of the Capital Stock of a Restricted Subsidiary in compliance with the provisions of Section 18.

      (21)  Merger, Consolidation and Sale of Assets.

            (a) The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (1) either:
                  (a) the Company shall be the surviving or continuing corporation; or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"): (x) shall be a corporation or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and (y) shall expressly assume all obligations under the Preferred Stock, the Certificate of Designations and the Registration Rights Agreement on the part of the Company to be performed or observed thereunder; (2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above in this clause (a) (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (a) shall have a Consolidated Net Worth at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 16; and (3) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above in this clause (a) (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction).

            (b) For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

      (22)  Limitation on Transactions with Affiliates.

            (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below, and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $3.0 million shall be approved by a majority of the members of the Board of Directors of the Company (including a majority of the disinterested members thereof), as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate Fair Market Value of more than $6.0 million, the Company shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of the financial terms of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from an Independent Financial Advisor.

            (b) The restrictions set forth in paragraph (a) of this Section 22 shall not apply to: (1) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management; (2) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Preferred Stock; (3) any agreement as in effect as of the Issue Date or any transaction contemplated thereby and any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; (4) Restricted Payments permitted by the Preferred Stock and Permitted Investments of the type described in clauses (9) and (11) of the definition thereof;
                  (5) any merger or other transaction with an Affiliate solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction or creating a holding company of the Company; (6) any employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; (7) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions; and (8) the issuance of Qualified Capital Stock of the Company.

      (23) Conduct of Business. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses other than Permitted Businesses.

      (24)  Reports to Holders.

            (a) Whether or not required by the rules and regulations of the SEC, so long as any shares of Preferred Stock are outstanding, the Company will furnish to the Holder and, upon request, to the Holders: (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if
                  any) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the SEC's rules and regulations, provided that any breach of this Section 24 shall be cured upon the furnishing of such late report within 20 days of the date on which such report was required to be furnished.

            (b) Notwithstanding the foregoing, the Company may satisfy such requirements prior to the effectiveness of the registration statement contemplated by the Registration Rights Agreement by filing with the SEC such registration statement within the time period required for such filing as specified in the Registration Rights Agreement, to the extent that any such registration statement contains substantially the same information as would be required to be filed by the Company if it were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and by providing the Holders with such Registration Statement (and any amendments thereto) promptly following the filing thereof.

            (c) In addition, following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing). In addition, the Company has agreed that, prior to the consummation of the

                  Exchange Offer, for so long as any shares of Preferred Stock remain outstanding, it will furnish to the Holders upon their request, the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act.

      (25) Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Preferred Stock unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

      (26) Replacement Stock Certificates. If physical certificates are issued, and any of the Redeemable Convertible Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Redeemable Convertible Preferred Stock certificate, or in lieu of and substitution for the Redeemable Convertible Preferred Stock certificate lost, stolen or destroyed, a new Redeemable Convertible Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Redeemable Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Redeemable Convertible Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

      (27) Transfer Agent Registrar and Paving Agent. The duly appointed Transfer Agent, Registrar and Paying Agent for the Redeemable Convertible Preferred Stock shall be The Bank of New York. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided, however, that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first class mail, postage prepaid, to the Holders.

      (28)  Form.

            (a) The Redeemable Convertible Preferred Stock may be issued in the form of one or more permanent global shares of Redeemable Convertible Preferred Stock in definitive, fully registered form with the global legend (the "GLOBAL SHARES LEGEND"), as set forth on the form of Redeemable Convertible Preferred Stock certificate attached hereto as Exhibit A (each, a "GLOBAL PREFERRED SHARE"), which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Global Preferred Share may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The Global Preferred Share shall be deposited on behalf of the holders of the Redeemable

                  Convertible Preferred Stock represented thereby with the Registrar, at its New York office, as custodian for DTC or a Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 28(a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Company may execute and the Registrar shall, in accordance with this Section 28, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and
                  (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary ("AGENT MEMBERS") shall have no rights under this Certificate with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary or under such Global Preferred Share, and the Depositary may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. Holders may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Redeemable Convertible Preferred Stock, this Certificate of Designations or the Certificate of Incorporation. Owners of beneficial interests in any Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Redeemable Convertible Preferred Stock, unless (x) the Depositary is unwilling or unable to continue as Depositary for the Global Preferred Share and the Company does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a "clearing agency" registered under the Exchange Act and the Company does not appoint a qualified replacement for the Depositary within 90 days or (z) the Company decides to discontinue the use of book-entry transfer through the Depositary. In any such case, any and all Global Preferred Shares shall be exchanged in whole for definitive shares of Redeemable Convertible Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference. Definitive shares of Redeemable Convertible Preferred Stock shall be registered in the name or names of the Person or Person specified by the Depositary in a written instrument to the Registrar.

            (b) (i) An Officer shall sign any and all Global Preferred Shares for the Company, in accordance with the Company's bylaws and applicable law, by manual or facsimile signature.

                  (ii) If an Officer whose signature is on a Global Preferred
                       Share no longer holds that office at the time the Transfer Agent countersigned the Global Preferred Share, the Global Preferred Share shall be valid nevertheless.

                  (iii) A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns Global Preferred Share. Each Global Preferred Share shall be dated the date of its countersignature.

      (29)  Miscellaneous.

            (a) The Redeemable Convertible Preferred Stock shall be subject to those provisions set forth in the Certificate of Incorporation that are applicable to all classes and series of Preferred Stock of the Company.

            (b) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 3050 Post Oak Boulevard, Suite 695, Houston, Texas 77056, or to the Transfer Agent at its Corporate Trust Office, or other agent of the Company designated as permitted by this Certificate of Designation, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

            (c) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Redeemable Convertible Preferred Stock or shares of Common Stock or other Capital Stock issued on account of Redeemable Convertible Preferred Stock pursuant hereto or certificates representing such shares. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Redeemable Convertible Preferred Stock or Common Stock or other Capital Stock in a name other than that in which the shares of

                  Redeemable Convertible Preferred Stock with respect to which such shares are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

            (d) The Liquidation Preference and the annual Dividend Rate set forth herein each shall be subject to equitable adjustment whenever there shall occur a stock split, combination or classification of the Redeemable Convertible Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors and submitted by the Board of Directors to the Transfer Agent.

      (30) Definitions. Unless otherwise defined herein, capitalized terms used in this Certificate of Designations shall have the following meanings:

      "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person or any of its Subsidiaries (a) existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or (b) assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation and which Indebtedness is without recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person became a Restricted Subsidiary of the Company or the time of such acquisition, merger or consolidation.

      "ADMINISTRATIVE AGENT" has the meaning set forth in the definition of the term "Credit Agreement."

      "AFFILIATE" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that Beneficial Ownership of 10% or more of the Voting Stock of the Person shall be deemed to be control. The terms "controlling" and "controlled" have meanings correlative of the foregoing.

      "APPROVED PLAN" means any written stock option, stock purchase, stock incentive or stock appreciation plan or arrangement that is approved by the Board of Directors and the Company's stockholders, to the extent required by law or other regulation.

      "ASSET ACQUISITION" means:

      (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or

      (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

      "ASSET SALE" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries to any Person other than the Company or a Restricted Subsidiary of:

      (1) any Capital Stock of any Restricted Subsidiary of the Company; or

      (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

            (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.5 million;

            (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under
      Section 21;

            (c) any Restricted Payment permitted under Section 17 including a Permitted Investment;

            (d) the sale of Cash Equivalents;

            (e) the sale or other disposition of used, worn out, obsolete or surplus equipment; and

            (f) the abandonment, assignment, lease, sub-lease or farmout of oil and gas properties or, the forfeiture or other disposition of such properties, pursuant to operating agreements or other instruments or agreements that, in each case, are entered into in a manner that is customary in the Oil and Gas Business (but not sales of dollar denominated or volumetric production payments, which shall be considered Asset Sales).

      "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficial Ownership," "Beneficially Owns" and "Beneficially Owned" have meanings correlative to the foregoing.

      "BOARD OF DIRECTORS" means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

      "BOARD RESOLUTION" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

      "BUSINESS DAY" means any day other than a Saturday or Sunday or any other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

      "CAPITAL STOCK" means:

      (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and Other Preferred Stock (including the Preferred Stock) of such Person;

      (2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

      (3) any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

      "CAPITALIZED LEASE OBLIGATION" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

      "CASH EQUIVALENTS" means:

      (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

      (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("MOODY'S");

      (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

      (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined net capital and surplus of not less than $250.0 million;

      (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

      (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

      "CERTIFICATE OF INCORPORATION" shall have the meaning set forth in the recitals.

      "CHANGE OF CONTROL" means the occurrence of any event or transaction that would constitute a Fundamental Change and any Qualifying Transaction.

      "CHANGE OF CONTROL REDEMPTION PRICE" means a price per share of Redeemable Convertible Preferred Stock equal to the sum of (1) the Liquidation Preference, plus (2) all accrued, cumulated and unpaid dividends on one share of Redeemable Convertible Preferred Stock, whether or not declared prior to the Change of Control Purchase Date, for the then-current Dividend Period to, but excluding, the Change of Control Purchase Date and all prior Dividend Periods (other than previously declared dividends on the Redeemable Convertible Preferred Stock payable to Holders of record as of a prior date).

      "CLOSING PRICE" means, as of any date of determination, the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States national or regional securities exchange on which the Common Stock is then traded or, if the Common Stock is not listed on a United States national or regional securities exchange, by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).

      "COMMON STOCK" means the Company's Common Stock, par value $.001 per share, as the same exists at the date of filing of this Certificate of Designations relating to the Redeemable Convertible Preferred Stock, or any other class of stock resulting from successive changes or rectifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. However, subject to the provisions of Section 15(f), shares of Common Stock issuable on conversion of shares of Redeemable Convertible Preferred Stock shall include only shares of the class designated as Common Stock of the Company at the date of the filing of this Certificate of Designation with the Secretary of State of the State of Delaware or shares of any class or classes resulting from any rectification or rectifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company except as provided in the Certificate of Incorporation; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all classes resulting from all such reclassifications.

      "COMPANY" shall have the meaning set forth in the recitals.

      "CONSIDERATION SHARES" means the 10,055,866 shares of Common Stock, representing shares having a value of $18,000,000 based on the closing price for Common Stock on the American Stock Exchange on April 13, 2007 issued in connection with the Goldking Acquisition.

      "CONSOLIDATED EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

      (1) Consolidated Net Income; and

      (2) to the extent Consolidated Net Income has been reduced thereby:

            (a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

            (b) Consolidated Interest Expense;

            (c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period; and

            (d) restructuring costs (including employee relocations costs) and integration expenses and charges that are identified at the time of closing of any acquisition as resulting from such acquisition (including, without limitation, cash severance payments and facility closures);

      all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

      "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four consecutive full fiscal quarters (the "FOUR QUARTER PERIOD") most recently ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "TRANSACTION DATE") to Consolidated Fixed Charges of such Person for the Four Quarter Period.

      In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

      (1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

      (2) any Asset Sale or other disposition or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction
Date), as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period provided that the Consolidated EBITDA of any Person acquired shall be included only to the extent includible pursuant to the definition of "Consolidated Net Income." If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

      Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

      (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

      (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

      "CONSOLIDATED FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of:

      (1) Consolidated Interest Expense; plus

      (2) the product of (x) the amount of all dividend payments on any series of Other Preferred Stock (including the Preferred Stock) of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

      "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication, (a) all amortization or accretion of original issue discount; (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period; and
(c) net cash costs under all Interest Swap Obligations (including amortization of fees); but excluding the amortization or write-off during such period of capitalized financing or debt issuance costs.

      "CONSOLIDATED NET INCOME" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

      (1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

      (2) after-tax items classified as extraordinary gains or losses;

      (3) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

      (4) the net income of any Person, other than the referent Person or a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly-Owned Restricted Subsidiary of the referent Person by such Person;

      (5) any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

      (6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

      (7) all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

      (8) the cumulative effect of a change in accounting principles;

      (9) interest expense attributable to dividends on Qualified Capital Stock pursuant to Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity;"

      (10) non-cash charges resulting from the impairment of intangible assets;

      (11) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

      (12) non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards.

      "CONSOLIDATED NET WORTH" of any Person means the consolidated stockholders' equity of the Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

      "CONSOLIDATED NON-CASH CHARGES" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash items and expenses of such Person and its Restricted Subsidiaries to the extent they reduce Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

      "CONVERSION PRICE" means $3.00, subject to adjustment as set forth in
Section 15.

      "CONVERSION RATE" on any date of determination means the number of shares of Common Stock into which one share of Redeemable Convertible Preferred Stock is convertible as of such date.

      "CORPORATE TRUST OFFICE" means the principal corporate trust office of the Transfer Agent at which, at any particular time, its corporate trust business shall be administered.

      "CREDIT AGREEMENT" means the Credit Agreement, between the Company and the lenders party thereto (together with their successors and assigns, the "LENDERS") and the administrative agent named therein (in such capacity, together with its successors and assigns, the "ADMINISTRATIVE AGENT"), setting forth the terms and conditions of the senior revolving credit facility, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under clause
(2) or (15) of the definition of the term "Permitted Indebtedness") or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

      "DEPOSITARY" means DTC or its nominee or any successor appointed by the Company.

      "DISQUALIFIED CAPITAL STOCK" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (except in each case, upon the occurrence of a Change of Control) on or prior to the first anniversary of the final maturity date of the Notes for cash or is convertible into or exchangeable for debt securities of the Company or its Subsidiaries at any time prior to such anniversary.

      "DIVIDEND PAYMENT DATE" means the 1st calendar day of March, June, September and December of each year, or the following Business Day if such day is not a Business Day, commencing September, 2007.

      "DIVIDEND PERIOD" means the period ending on the day before a Dividend Payment Date and beginning on the preceding Dividend Payment Date or, if there is no preceding Dividend Payment Date, on the Issue Date of the Redeemable Convertible Preferred Stock.

      "DOMESTIC RESTRICTED SUBSIDIARY" means, with respect to any Person, a Domestic Subsidiary of such Person that is a Restricted Subsidiary of such Person. "DOMESTIC SUBSIDIARY" means, with respect to any Person, a Subsidiary of such Person that is not a Foreign Subsidiary of such Person.

      "DTC" means The Depository Trust Company.

      "EQUITY INTERESTS" means Capital Stock and all Options to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

      "EXCHANGE OFFER" means an exchange offer that may be made by the Company, pursuant to the Registration Rights Agreement, to exchange for any and all the Preferred Stock a like amount of Preferred Stock having substantially identical terms to the Preferred Stock registered under the Securities Act.

      "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith; provided, however, that with respect to any price less than $3.0 million only the good faith determination by the Company's senior management shall be required.

      "FOREIGN SUBSIDIARY" means, with respect to any Person, any Subsidiary of such Person that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

      "FUNDAMENTAL CHANGE" will be deemed to occur upon the occurrence of any of the following events:

            (i) the Company consolidates with, amalgamates or merges with or into, another Person, or any Person consolidates with, or amalgamates or merges with or into the Company, other than pursuant to a transaction in which the Persons that "beneficially owned" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, the Company's Voting Stock immediately prior to such transaction beneficially own, directly or indirectly, the Company's Voting Stock representing a majority of the total voting power of all outstanding classes of Voting Stock of the continuing or surviving Person in substantially the same proportion among themselves as such ownership immediately prior to such transaction;

            (ii) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than pursuant to a transaction in which persons that "beneficially owned" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, the Company's Voting Stock immediately prior to such transaction beneficially own, directly or indirectly, such Voting Stock representing a majority of the total voting power of such person or group;

            (iii) the adoption of a plan me consummation of which would result in the Company's liquidation or dissolution;

            (iv) the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the Company's Voting Stock; or

            (v) during any period of two consecutive years, individuals who at the beginning of such period comprised the Board of Directors (together with any new directors whose appointment by such Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of a majority of the Board of Directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

provided, however, that a Fundamental Change will not be deemed to have occurred if it is a Qualifying Transaction.

      "GAAP" means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

      "GOLDKING ACQUISITION" means the acquisition by the Company of all of the issued and outstanding Capital Stock of Goldking pursuant to the Goldking Acquisition Agreement.

      "GOLDKING ACQUISITION AGREEMENT" means the stock purchase and sale agreement, dated as of April 13, 2007, among the Company, Goldking, and Goldking Energy Holdings, L.P.

      "HEDGING OBLIGATIONS" means the obligations of the Company or any of its Restricted Subsidiaries pursuant to agreements (1) designed to protect the Company or any of its Restricted Subsidiaries against (a) fluctuations in interest rates in respect of Indebtedness of the Company or such Restricted Subsidiary or (b) fluctuations in currency exchange rates or commodity prices and (2) entered into in the ordinary course of business and not for purposes of speculation.

      "HOLDER" means the Person in whose name a Preferred Stock is registered on stock books of the Company.

      "INDEBTEDNESS" means with respect to any Person, without duplication:

      (1) all Obligations of such Person for borrowed money;

      (2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

      (3) all Capitalized Lease Obligations of such Person;

      (4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any deferred purchase price represented by earn outs);

      (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, whether or not then due;

      (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

      (7) all Obligations of any other Person of the type referred to in clauses
(1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of any such Obligation being deemed to be the lesser of the Fair Market Value of the property or asset securing such Obligation or the amount of such Obligation;

      (8) all Hedging Obligations; and

      (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

      Notwithstanding the foregoing, Indebtedness shall not include any Qualified Capital Stock. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Certificate of Designations, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

      "INDENTURE" means the indenture relating to the Notes to be dated as of the Issue Date among the Company, The Bank of New York and the guarantors named therein.

      "INDEPENDENT FINANCIAL ADVISOR" means a nationally-recognized accounting, appraisal or investment banking firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

      "INTEREST SWAP OBLIGATIONS" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

      "INVESTMENTS" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the

Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

      For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and Section 17:

      (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

      (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

      "ISSUE DATE" means May 15, 2007, the date of original issuance of the Redeemable Convertible Preferred Stock.

      "JUNIOR STOCK" means all classes of Common Stock of the Company and the Series A Cumulative Convertible Preferred Stock and each other class of Capital Stock or series of preferred stock established after the Issue Date, by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Redeemable Convertible Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

      "LENDERS" has the meaning set forth in the definition of the term "Credit Agreement."

      "LIEN" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

      "LIQUIDATION PREFERENCE" means, as to the Redeemable Convertible Preferred Stock, $1000.00 per share.

      "MARKET VALUE" means the average Closing Price of the Common Stock for a 10 consecutive Trading Day period on the American Stock Exchange (or such other national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Common Stock) ending immediately prior to the date of determination.

      "NET CASH PROCEEDS" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

      (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

      (2) all taxes and other costs and expenses actually paid or estimated by the Company (in good faith) to be payable in cash in connection with such Asset Sale;

      (3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale; and

      (4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

      provided, however, that if, after the payment of all taxes with respect to such Asset Sale, the amount of estimated taxes, if any, pursuant to clause (2) above exceeded the tax amount actually paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall, at such time, constitute Net Cash Proceeds.

      "OBLIGATIONS" means all obligations for principal, premium, interest, Additional Interest (as defined in the Indenture), (including, without limitation, interest occurring after an insolvency, bankruptcy or similar proceeding, whether or not such interest is an allowed claim in any such proceeding), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      "OFFERING" means the offering of the Preferred Stock hereunder.

      "OFFERING CIRCULAR" means the offering circular relating to the Preferred Stock dated May 1, 2007.

      "OFFICER" means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of the Company.

      "OFFICERS' CERTIFICATE" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal financial officer of the Company, and delivered to the Holders.

      "OIL AND GAS BUSINESS" means the business of exploiting, exploring for, developing, acquiring, operating, producing, processing, gathering, marketing, storing, selling, hedging, treating, swapping, refining and transporting hydrocarbons and other related energy businesses.

      "OPINION OF COUNSEL" means a written opinion of counsel.

      "OPTIONAL REDEMPTION PRICE" means an amount in cash per share of Redeemable Convertible Preferred Stock equal to the sum of (1) the Liquidation Preference, plus (2) all accrued, cumulated and unpaid dividends on one share of Redeemable Convertible Preferred Stock, whether or not declared prior to the Optional Redemption Date, for the then- current Dividend Period until the Optional Redemption Date and all prior Dividend Periods (other than previously declared dividends on the Redeemable Convertible Preferred Stock payable to Holders of record as of a prior date).

      "OTHER PREFERRED STOCK" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

      "PARITY STOCK" means any class of Capital Stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on parity with the Redeemable Convertible Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

      "PERMITTED BUSINESS" means any business that is the same as or similar, reasonably related, complementary or incidental to the business in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

      "PERMITTED INDEBTEDNESS" means, without duplication, each of the following:

      (1) Indebtedness under the Notes and the Guarantees including any Exchange Notes and Exchange Guarantees (as defined in the Indenture);

      (2) Indebtedness incurred pursuant to the Credit Agreement (i) pursuant to credit extensions for general corporate purposes in an aggregate principal amount at any time outstanding not to exceed $20.0 million (the "PERMITTED AMOUNT") and (ii) in connection with the collateralization of Hedging Obligations (including, without limitation, borrowing funds that are used to provide cash or cash equivalents pledged to secure Hedging Obligations or to obtaining letters of credit that are used to provide support for Hedging Obligations) in an aggregate principal amount at any time outstanding not to exceed $20.0 million, less the sum of (a) the aggregate principal amount of repayments and prepayments of any term loans or advances thereunder and (b) the aggregate amount of reductions to the revolving commitments thereunder, in each case, contemplated by clause (3)(a) under Section 18 provided, however, that if the Company's Reserve Report as of December 31, 2007 shows total proved reserves of the Company and its Restricted Subsidiaries ("TPR") in an amount greater than
141.8 Bcfe ("2007 TPR") then the Permitted Amount shall be increased by an additional amount equal to the product of (A) $1.0 million and (B) the aggregate amount of Bcfe by which 2007 TPR exceeded 141.8 Bcfe; provided, further, however, that if the Company's Reserve Report as of any six-month anniversary of

December 31, 2007 (each such date, a "TEST DATE") shows TPR (the amount of such TPR, the "CURRENT TPR AMOUNT") in an amount greater than (i) the TPR shown in the Company's Reserve Report most recently prepared as of a date at least six months prior to such Test Date (the amount of such TPR, the "PRIOR TPR AMOUNT"),
(ii) the TPR shown in each of the Company's Reserve Reports as of any date prior to the Test Date and subsequent to the Issue Date and (iii) 141.8 Bcfe, then the Permitted Amount shall be increased by an additional amount equal to the product of (A) $1.0 million and (B) the aggregate amount of Bcfe by which the Current TPR Amount exceeded the Prior TPR Amount; provided further, that the aggregate principal amount of the Permitted Amount shall not exceed $50.0 million after giving effect to all increases permitted by this clause (2);

      (3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

      (4) Hedging Obligations of the Company or any of its Restricted Subsidiaries;

      (5) Intercompany Indebtedness of the Company or a Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Restricted Subsidiary; provided that if as of any date any Person other than the Company or a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (5) by the issuer of such Indebtedness;

      (6) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three business days after the Company obtains knowledge thereof of incurrence;

      (7) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance, bonds and completion guarantees described in the following clause or similar requirements in the ordinary course of business;

      (8) obligations in respect of plugging and abandonment, performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

      (9) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing)) not to exceed $12.0 million at any time outstanding;

      (10) Refinancing Indebtedness;

      (11) Indebtedness represented by guarantees by the Company or a Restricted Subsidiary of Indebtedness incurred by the Company or a Restricted Subsidiary so long as the incurrence of such Indebtedness by the Company or any such Restricted Subsidiary is otherwise permitted by the terms of the Certificate of Designations;

      (12) Indebtedness arising from agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Subsidiary in connection with such disposition;

      (13) Indebtedness of the Company or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly used to redeem the Preferred Stock in full in accordance with the Certificate of Designations;

      (14) Indebtedness solely represented by premium financing or similar payment obligations incurred with respect to insurance policies purchased in the ordinary course of business and consistent with past practices; and

      (15) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $6.0 million at any time outstanding.

      For purposes of determining compliance with Section 16, (a) the outstanding principal amount of any item of Indebtedness shall be counted only once and (b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses
(1) through (15) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of Section 16, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with Section 16. Indebtedness of the type described in clause (2) above that is outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by such clause (and for the avoidance of doubt, not clause
(3) above). Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of Section 16.

      "PERMITTED INVESTMENTS" means:

      (1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate with or into the Company or a Restricted Subsidiary, or that transfers or conveys all or substantially all of its assets to the Company or a Restricted Subsidiary;

      (2) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's then existing Indebtedness;

      (3) Investments in cash and Cash Equivalents;

      (4) Hedging Obligations in compliance with Section 16;

      (5) Investments in the Preferred Stock;

      (6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in exchange for claims against such trade creditors or customers;

      (7) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 18;

      (8) Investments in existence on the Issue Date;

      (9) loans and advances, including advances for travel and moving expenses, to employees, officers and directors of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.5 million at any one time outstanding;

      (10) advances to suppliers and customers in the ordinary course of business; and

      (11) additional Investments in an aggregate amount not to exceed $6.0 million at any time outstanding.

      "PERSON" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

      "PURCHASE MONEY INDEBTEDNESS" means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment, provided, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost.

      "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Capital Stock.

      "QUALIFYING TRANSACTION" means a merger, consolidation or amalgamation of the Company, if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters' appraisal rights) in the merger, consolidation or amalgamation consists of common stock of a Person incorporated or organized under the laws of me United States or any political subdivision thereof, any full member state of the European Union, Canada, or any political subdivision thereof, Australia or Switzerland and traded on a national securities exchange or on an over-the-counter market in the United States (or which will be so traded or quoted when issued or exchanged in connection with such transaction).

      "RECORD DATE" means February 15, May 15, August 15 or November 15, as the case may be, or the date that may be fixed by the Board of Directors that is not more than 60 days nor less than 10 days preceding the applicable Dividend Payment Date.

      "REFINANCE" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

      "REFINANCING INDEBTEDNESS" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with
Section 16 (other than pursuant to Permitted Indebtedness) or clause (1), (3) or
(10) of the definition of Permitted Indebtedness, in each case that does not:

      (1) have an aggregate principal amount (or, if such Indebtedness is issued with original issue discount, an aggregate offering price) greater than the sum of (x) the aggregate principal amount of the Indebtedness being Refinanced (or, if such Indebtedness being Refinanced is issued with original issue discount, the aggregate accreted value) as of the date of such proposed Refinancing plus
(y) the amount of fees, expenses, premium, defeasance costs and accrued but unpaid interest relating to the Refinancing of such Indebtedness being Refinanced;

      (2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; or

      (3) affect the security, if any, for such Refinancing Indebtedness (except to the extent that less security is granted to holders of such Refinancing Indebtedness).

      "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the Issue Date, between the Company and the Initial Purchaser, as the same may be amended or modified from time to time in accordance with the terms thereof.

      "REINVESTMENT YIELD" means a discount rate equal to 1.0% over the yield
(i) reported as of 10:00 a.m. (New York City time) on the date of conversion, on the display designated as "Page PX1" (or such other display as may replace Page PX1 on Bloomberg Financial Markets or, if Page PX1 (or its successor screen on Bloomberg Financial Markets) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1 for the most recently issued actively traded U.S. Treasury securities having a maturity closest to June 1, 2010 or
(ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the date of the conversion, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a maturity closest to June 1, 2010. Such yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and later than the period from the date of such conversion June 1, 2010 and (2) the actively traded U.S. Treasury security with the maturity closest to and earlier than June 1, 2010. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the dividend of the applicable share of Preferred Stock.

      "RESERVE REPORT" means the report relating to the estimates of the Company's proved reserves prepared by independent petroleum engineers.

      "RESTRICTED SUBSIDIARY" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

      "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

      "SENIOR STOCK" means each class of Capital Stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Redeemable Convertible Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

      "SHARE PRICE" means the Market Value on the Fundamental Change Effective Date; provided, however, that if in a transaction constituting a Fundamental Change the holders of the Common Stock receive only cash as consideration, "Share Price" shall mean the cash amount paid per share of Common Stock in such transaction.

      "SHELF REGISTRATION STATEMENT" means a shelf registration statement filed with the SEC to cover resales of Transfer Restricted Securities by holders thereof, as required by the Registration Rights Agreement or issuances or resales of Common Stock or Redeemable Convertible Preferred Stock as required by
Section 3(e).

      "SUBSIDIARY" with respect to any Person, means:

      (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

      (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

      "TRADING DAY" means a day during which trading in securities generally occurs on the American Stock Exchange or, if the Common Stock is not then listed on the American Stock Exchange, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a United States national or regional securities exchange, on the principal other market on which the Common Stock is men traded.

      "TRANSFER AGENT" means The Bank of New York, the Company's duly appointed transfer agent, registrar and conversion and dividend disbursing agent for the Redeemable Convertible Preferred Stock.

      "TRANSFER RESTRICTED SECURITIES" shall mean each share of Redeemable Convertible Preferred Stock (or the shares of Common Stock into which such share of Redeemable Convertible Preferred Stock is convertible) and each share of Redeemable Convertible Preferred Stock or Common Stock issued as a dividend on the Redeemable Convertible Preferred Stock or into which such share of Redeemable Convertible Preferred Stock is convertible) until (1) the date on which such security or its predecessor has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (2) the date on which such security or its predecessor is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

      "UNRESTRICTED SUBSIDIARY" of any Person means:

      (1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

      (2) any Subsidiary of an Unrestricted Subsidiary.

      The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated, provided that:

      (1) the Company certifies to the Holders that such designation complies with Section 17; and

      (2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

      The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 16.

      Any such designation by the Board of Directors shall be evidenced to the Holders by promptly providing to the Holders a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

      "VOLUME WEIGHTED AVERAGE PRICE" means for a share of Common Stock as of any date, the dollar volume-weighted average price for such Common Stock on the American Stock Exchange during the period beginning at 9:30:01 a.m., New York City time (or such other time as the American Stock Exchange publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as the American Stock Exchange publicly announces is the official close of trading) as reported by Bloomberg through its "Volume at Price" functions, or, if the foregoing does not apply, the dollar volume/weighted average price of such Common Stock in the over-the-counter market on the electronic bulletin board for such Common Stock during the period beginning at 9:30:01 a.m., New York City time (or such other time as the American Stock Exchange publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as the American Stock Exchange publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar/volume weighted average price is reported for the Common Stock by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such Common Stock as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). All such determinations are to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

      "VOTING RIGHTS TRIGGERING EVENT" means (1) if dividends on or any shares of the Voting Rights Class are in arrears and unpaid for two or more calendar years or (b) the failure of the Company to redeem any shares of Redeemable Convertible Preferred Stock pursuant to Sections 9 or 12 hereof.

      "VOTING STOCK" means, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

      "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying:

      (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

      (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

      "WHOLLY-OWNED RESTRICTED SUBSIDIARY" of any Person means any Restricted Subsidiary of such Person of which all the outstanding Capital Stock (other than in the case of a Foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly-Owned Restricted Subsidiary of such Person.


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

      IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Company, docs file this Certificate of Designation hereby declaring and certifying that the facts stated herein are true and accordingly has hereunto set this hand this 11th day of May, 2007.

                                            DUNE ENERGY, INC.


                                            By: /s/ James A. Watt
                                                --------------------------------
                                            Name: James A. Watt
                                            Title: President and CEO